EXHIBIT 99.1

Eagle Bancorp Montana Revises First Quarter 2016 Results

HELENA, Mont., July 27, 2016 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported that its Board of Directors determined that the Company had incorrectly reported interest income for the quarter ended March 31, 2016, included in the Company’s quarterly report for the first quarter of 2016.  As a result, the Board concluded that the Company will restate the unaudited condensed consolidated financial statements for the quarter ended March 31, 2016. The restatement will reduce the Company’s interest and fees on loans, as well as net income and equity.  The corrected net income is $647,000, or $0.17 per diluted share, which is lower by $176,000, or $0.04 per diluted share, as previously reported.

Management recently determined that mortgage loans sold with servicing retained continued to accrue interest income even after they were not on the Bank’s books.  It was also determined that the effective date of certain mortgage loans sold was posted as of the first day of the following month, instead of on the settlement date of the sale.  As a result of these matters, the Company’s interest and fees on loans was overstated, and custodial deposit accounts were understated.

The Audit Committee and management have discussed these matters with the Company’s independent registered public accounting firm.  Management is continuing to assess the effect of the restatement on the Company’s internal control over financial reporting and its disclosure controls and procedures.  Management will report its conclusion on internal control over financial reporting and disclosure controls and procedures upon completion of the restatement process.  Until the restatement is complete, the expected effects of the restatement are subject to change.  It is possible that additional issues may be identified during the course of the review.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Montana through 13 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, unanticipated accounting issues regarding the financial data for the period to be restated; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

(Dollars in thousands)	As Previously
	Reported	Adjustments	As Restated

Balance Sheet Affect:
	March 31,		March 31,
	2016		2016
Assets:
Other assets	$3,408	$33	$3,441
Total assets	$642,971	$33	$643,004

Liabilities:
Noninterest bearing deposits	90,308	209	90,517
Total deposits	494,185	209	494,394
Total liabilities	586,276	209	586,485

Shareholders' Equity:
Retained earnings	37,831	(176)	37,655
Total shareholders' equity	56,695	(176)	56,519
Total liabilities and shareholders' equity	$642,971	$33	$643,004

Income Statement Affect:
	Three Months		Three Months
	Ended		Ended
	March 31,		March 31,
	2016		2016
Interest and dividend Income:
Interest and fees on loans	$5,063	$(226)	$4,837
Total interest and dividend income	5,844	(226)	5,618
Net interest income	5,094	(226)	4,868
Net interest income after loan loss provision	4,644	(226)	4,418

Noninterest income:
Mortgage loan servicing fees	346	17	363
Total noninterest income	2,879	17	2,896

Income before income taxes	975	(209)	766
Income tax provision	152	(33)	119
Net income	$823	$(176)	$647

Basic earnings per share	$0.22	$(0.05)	$0.17
Diluted earnings per share	$0.21	$(0.04)	$0.17

Financial Ratios Affect:
	March 31,		March 31,
	2016		2016
Capital Data (At quarter end):
Tangible book value per share	$13.01	$(0.04)	$12.97

Profitability Ratios (For the quarter):
Efficiency ratio	80.72%	2.18%	82.90%
Return on average assets	0.52%	-0.11%	0.41%
Return on average equity	5.80%	-1.24%	4.56%
Net interest margin	3.50%	-0.15%	3.35%

Contacts:
Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, SVP and CFO
(406) 457-4007